Exhibit 3.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KATE SPADE LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement’’) of Kate Spade LLC is entered into Liz Claiborne, Inc., a Delaware corporation, as the sole member (the “Member”) and is effective as of December 13, 2006.

The Member, pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware, as amended from time to time (the “Act”), hereby agrees as follows:

1.                                      Name. The name of the limited liability company is Kate Spade LLC (the “Company”).

2.                                      Formation. The Company has been organized as a Delaware limited liability company by executing and delivering the Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Act.

3.                                      Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act of activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.                                      Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5.                                      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

6.                                      Fiscal Year. The Fiscal Year of the Company shall end on the Saturday closest to the 31st of December unless otherwise determined by the Board of Directors.

7.                                      Member. The name and the mailing address of the Member is as follows:

Name	Address

Liz Claiborne, Inc.	1441 Broadway
New York, New York 10018

8.                                      Qualification in Other Jurisdictions. The Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification or registration is required by law of deemed advisable by the Company. The Member, as an authorized person within the meaning of the Act and any person designated pursuant to Section 9(d) hereof, may execute, deliver and file any certificates or other documents (and any amendments and/or restatements thereof) necessary for the Company to do business in a jurisdiction in which the Company may wish to conduct business and to establish any branch of the Company.

9.                                      Powers.

A.                                    In accordance with Section 18-402 of the Act, the management of the Company shall be vested in the Member.

B.                                    The Member shall have full, exclusive and complete discretion to manage the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. There shall not be a “manager” (within the meaning of the Act) of the Company.

C.                                    With, respect to third parties, the Member is an agent of the Company’s business, and may bind the Company.

D.                                    The Member may (i) authorize by written action any person to enter into and perform any agreement on behalf of the Company and (ii) appoint individuals, with such titles as the Member may select, to act on behalf of the Company, with such power and authority as the Member may delegate from time to time to any such individuals.

E.                                     Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to the identity of the Member and as to the Member’s authorization or the authorization of any person appointed pursuant to Section 9(d) to execute and deliver any instrument or document on behalf of the Company.

10.                               Term. The Company shall continue until dissolved in accordance with and upon the occurrence of any of me following events:

A.                                    Distribution of all of the assets of the Company to the Member;

B.                                    The consent of the Member; or

C.                                    Entry of a decree of judicial dissolution under § 18-802 of the Act.

11.                               Winding Up, Liquidation and Distribution of Assets.

A.                                    If the Company is dissolved and its affairs are to be wound up, me Member (or its Representative) is directed to:

i.                                          Sell or otherwise liquidate such of the Company’s assets as may be required to discharge all liabilities of the Company, including any liabilities to the Member, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

ii.                                       distribute the remaining assets to the Member, such distribution to be made either in cash or in kind, as determined by the Member (or its Representative).

B.                                    Upon completion of the winding up, liquidation and distribution of the assets, the company shall be deemed terminated.

12.                               Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, articles of dissolution, as required by the Act, shall be executed and filed with the Secretary of State of the State of Delaware.

13.                               Distributions. The Company shall make distributions, from time to time, as determined by the Member, provided, however, that no distribution shall be made in violation of §18-607(a) of the Act.

14.                               Allocations of Profits and Losses. All of the net profits and net losses of the Company for each Fiscal Year shall be allocated to the Member.

15.                               Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member and without the consent of any other person or entity.

16.                               Liability of Members. The Member shall not have any liability for me debts, obligations or liabilities of the Company except to the extent provided in the Act.

17.                               Exculpation.

A.                                    No Member, officer, director, or person authorized pursuant to Section 9(d) or any affiliate thereof (each, a “Covered Person”) shall be liable to the Company or the Member for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person-in good faith on behalf of the Company. Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

B.                                    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such person’s or entity’s professional or expect competence.

18.                               Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, a Covered Person acting under this Agreement shall not be liable to the Company or to the Member for such Covered Person’s good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a

Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

19.                               Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, liability, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company; provided, that any indemnity under this Section 19 shall be provided out of and to the extent of the Company’s assets only, and no Covered Person, shall have any personal liability on account thereof.

20.                               Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim demand, action, suit or proceeding for which such Covered Person may be entitled to be indemnified hereunder shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, subject to recapture by the Company following a later determination that such Covered Person was not entitled to be indemnified hereunder.

21.                               Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and the Company and inure to the benefit of the Covered Persons and, in each case, their respective legal representatives, successors and permitted assigns.

22.                               Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

23.                               Integration. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

24.                               Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all right and remedies being governed by said laws.

25.                               Amendments. This Agreement may not be amended except in writing signed by the Member.

26.                               Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or of the Member.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby has duly executed this Agreement as of the 13th day of December, 2006.

LIZ CLAIBORNE, INC., as the sole
member of the Company

By:	/s/ Nicholas Rubino
	Name:	NICHOLAS RUBINO
	Title:	Vice President,
Deputy General Counsel
and Secretary